Exhibit 99.1

                             Financial Update by CFO

                                  June 19, 2003

As is usual for the third month of a quarter, we currently have quite a few systems in various stages of installation and test at customer sites. Depending on the amount of time it takes to complete these efforts, acceptance and revenue could occur either this quarter or next, meaning the immediate visibility is a bit murky. However, the most likely expectations we have at this time are that the results for the current quarter will still tend to reinforce the comments made in the 1Q03 earnings release teleconference call and last month's CFO update. We continue to anticipate revenue for 2Q03 to be up by about 5%-10% sequentially from 1Q03. Gross margin still looks to come in at about our near term model of 40%, given the expected product mix for the quarter. Operating expenses for 2Q03 look to be up about 10%-15%, on an absolute dollar basis, from 1Q03, primarily due to greater R&D spending to meet the increased laser thermal processing commitment. We also still anticipate booking a very nominal (less than $100k) income tax provision in 2Q03, because of overseas jurisdictional effects. Cash flow expectation continues to improve to where we now anticipate it to be neutral to slightly positive.

For the full year of 2003, the comments made in the 1Q03 earnings release teleconference call and last month's CFO update also appear to remain generally valid. Visibility into the second half of the year has improved to where annual revenue growth could achieve greater than 30%-35% compared with 2002. Operating expenses continue to look to be favorable and down about 5%-10% for the year, on an absolute dollar basis, compared to 2002, excluding that year's special charges. The projected tax impact for the year still looks to reflect jurisdictional effects, as the projected revenue from Japan grows. Our estimated tax rate for the year remains about 15%. We continue to anticipate that cash flow should be positive for the year. Our goal for 2003 remains to outperform our near-term financial model, which calls for gross margin of 40% and breakeven operating margin. Our long-term financial model has gross margin of 50% or greater and operating margin of 15% or greater, which we hope to achieve in 2004.


Safe Harbor Statement
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Certain of the statements contained herein may be considered forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as the cyclicality in the nanotechnology and semiconductor industries, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the company's systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the laser thermal processing operation, sole or limited sources of supply, international sales, customer concentration, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies, the outbreak of Severe Acute Respiratory Syndrome (SARS) and any adverse effects of terrorist attacks or military actions in the United States or elsewhere on the economy in general or our business in particular. Such risks and uncertainties are described in the company's SEC reports including the company's Annual Report on Form 10-K filed for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q filed for the quarter ended March 30, 2003.